EXHIBIT 99.1

Kingold Jewelry, Inc. Reports Record First Quarter 2011 Results

-- Launches New Line of 24-Karat Gold Investment Oriented Products --

WUHAN CITY, CHINA, May 10, 2011 – Kingold Jewelry, Inc. (“Kingold” or the “Company”) (NASDAQ: KGJI), one of China’s leading manufacturers and designers of 24-karat gold jewelry and ornaments, today announced financial results for the first quarter ended March 31, 2011.

First Quarter 2011 Highlights

•	Revenue increased 160.6% to $157.7 million from $60.5 million in first quarter 2010
•	Gross profit rose 49.0% to $9.0 million from $6.0 million in first quarter 2010
•	Net income attributable to common stockholders grew 34.0% to $5.3 million, or $0.11 per diluted share, from $3.9 million, or $0.09 per diluted share, in first quarter 2010
•
In February 2011, Kingold entered into an agreement with China Merchants Bank Limited to manufacture 24-karat gold investment oriented products for resale by China Merchants Bank to customers throughout its retail banking network across China.

•
In March 2011, Kingold entered into an agreement with Bank of Communications Co. Limited to manufacture 24-karat gold investment oriented products for resale by Bank of Communications to customers throughout its retail bank network in Hubei Province.

“This quarter we continued to achieve robust organic revenue and earnings growth, while making significant progress in our strategy to build a new line of 24-karat gold investment-oriented products,” said Mr. Zhihong Jia, Kingold's Chairman and CEO. “We have reached agreements to supply gold coins, bars and other products to two of China’s leading financial institutions, positioning Kingold well for accelerating growth as we move into the seasonally strong second half of the year. We continue to see healthy demand for our traditional jewelry and ornament products and above average performance from our proprietary Mgold jewelry line, reinforcing our optimism for 2011.”

Subsequent Events

•	In April 2011, the Company opened a new showroom and distribution center in Shenzhen, a major jewelry hub in Southern China’s Guangdong Province.

First Quarter 2011 Results

First quarter 2011 revenue increased 160.6% to $157.7 million from $60.5 million for the same period of 2010. Of the $97.2 million year-over-year revenue increase, approximately $84 million was due to higher volume and approximately $13 million was attributable to higher gold prices. In the first quarter of 2011, the Company produced 7.52 metric tons of 24-karat gold products compared to 5.95 metric tons in the same period of 2010. The year-over-year increase in first quarter 2011 revenue reflects higher sales to existing customers as well as incremental sales to new regional jewelry wholesalers and expanded geographic coverage in China.

First quarter 2011 gross profit grew to $9.0 million, up 49.0% from $6.0 million for the same period of 2010. Gross margin declined to 5.7% in first quarter 2011 from 9.9% in first quarter 2010, primarily reflecting a shift in volume mix to Branded Production (which utilizes Company purchased gold and the cost of gold is recognized as part of sales) from Customized Production (which utilizes customer supplied gold and the cost of gold is not recognized as part of sales). Customized Production revenue is presented in the Company’s financial statements net of cost of goods sold and therefore exhibits significantly higher gross margin than Branded Production revenue. Branded Production represented approximately 3.80 tons, or 50.6% of total volume during first quarter 2011, compared to roughly 1.7 tons, or 28.6% of total volume during first quarter 2010. The significant shift in volume mix to Branded Production reflects the Company’s utilization of approximately $20 million in working capital raised in its January 2011 follow-on offering to purchase a large amount of additional gold in February and March. The Company expects the balance between Branded and Customized Production to migrate to historical levels throughout the remainder of the year as the impact of the Company’s larger-than-normal gold purchase in the first quarter subsides.

First quarter 2011 operating expenses increased by 232.7% to $1.3 million, compared to $0.4 million in the same period last year, primarily reflecting $0.8 million of incremental selling general and administrative expenses, mainly for increased professional fees associated with the Company’s status as a NASDAQ listed company as well as increased sales costs associated with the Company’s rapid expansion.

Operating income increased 36.1% to $7.7 million, or 4.9% of revenue, from $5.6 million, or 9.3% of revenue, in the first quarter of 2010.

Net income attributable to common shareholders increased 34.0% to $5.3 million, or $0.11 per diluted share, as compared to $3.9 million, or $0.09 per diluted share, in the first quarter of 2010.

Financial Condition

As of March 31, 2011, Kingold had $7.3 million in cash and cash equivalents, $86.5 million in working capital and a current ratio of 10.4. Total stockholders’ equity was $98.3 million on March 31, 2011, up 36.4% from $72.1 million at the end of 2010. Accounts receivable totaled $0.2 million at March 31, 2010, compared to $1.2 million at December 31, 2010. The Company used $22.0 million in cash flow for operating activities for the three months ended March 31, 2011, compared to cash flow provided from operating activities of $7.4 million in the three months ended March 31, 2010.  Cash flow from operations in the first quarter was negatively impacted by the timing of a large purchase of 24-karat gold raw material inventory, funded with proceeds from the Company’s follow-on offering in January 2011, to meet strong ongoing customer demand.

Business Outlook

The Company reaffirms its 2011 guidance for revenue of between $720 million and $780 million and net income of between $30 million and $32 million. The Company’s guidance assumes, among other things, relatively stable gold prices for the remainder of the year, no additional capital raises in 2011, and meaningful contribution from its new line of investment-oriented gold products starting in the second half of 2011.

“Our performance in the first quarter sets the stage for another year of strong organic growth at Kingold,” commented Mr. Jia. “We continue to see above average growth prospects for our popular Mgold jewelry portfolio and for our new line of investment-oriented gold products, both of which are higher margin revenue streams. Furthermore, we expect to reap benefits from an expanding distribution network. In April, we celebrated the opening of our new showroom and distribution center in Shenzhen, the heart of China’s jewelry industry, and in the second quarter of 2011 we expect to open a northern distribution hub in Beijing, the capital of China.”

Conference Call

Kingold Jewelry will conduct a conference call at 4:30 p.m. Eastern Time (ET) on Tuesday, May 10, 2011, to discuss first quarter 2011 financial results. Hosting the call will be Mr. Zhihong Jia, Chairman and Chief Executive Officer, and Mr. Bin Liu, Chief Financial Officer.

The conference call can be accessed by dialing 866-759-2078 (U.S. and Canada callers) or 706-643-0585 (international callers) and entering the conference ID 64938763 approximately five to ten minutes prior to the call. A replay will be available for two weeks starting on Tuesday, May 10, 2011 at 7:30 p.m. ET by dialing 800-642-1687 (U.S. and Canada callers) or 706-645-9291 (international callers) and entering the conference replay ID 64938763.

About Kingold Jewelry, Inc.

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, China's fourth largest city, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-Karat gold jewelry and ornaments sold by weight. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. Sales have grown from $29 million in FY 2006 to $523 million in FY 2010 with net income attributable to common stockholders growing from $1.3 million to $18.2 million over the same period. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements, including our 2011 business outlook, are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties, and readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

KINGOLD JEWELRY INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended March 31,
	2011	2010

NET SALES	$157,712,467	$60,512,328

COST OF SALES
Cost of sales	(148,461,129)	(54,214,110)
Depreciation	(285,207)	(278,815)
Total cost of sales	(148,746,336)	(54,492,925)

GROSS PROFIT	8,966,131	6,019,403

OPERATING EXPENSES
Selling, general and administrative expenses	1,154,032	364,693
Stock compensation expenses	122,500	-
Depreciation	31,914	26,664
Amortization	2,873	2,768
Total Operating Expenses	1,311,319	394,125

INCOME FROM OPERATIONS	7,654,812	5,625,278

OTHER INCOME (EXPENSES)
Other income	-	1,758
Interest income	-	1,181
Interest expense	(83,648)	(134,968)
Fees to guarantor of short term loans	-	(18,308)
Total Other Expenses, net	(83,648)	(150,337)

INCOME FROM OPERATIONS BEFORE TAXES	7,571,164	5,474,941

PROVISION FOR INCOME TAXES	(2,025,604)	(1,355,899)

NET INCOME	$5,545,560	$4,119,042
Less: net income attribute to the noncontrolling interest	(253,403)	(170,150)

NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$5,292,157	$3,948,892

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	656,149	59,322
Less: foreign currency translation gains attributable to noncontrolling interest	(15,509)	(1,401)
Foreign currency translation gains attributable to common stockholders	640,640	57,921

COMPREHENSIVE INCOME	$5,932,797	$4,006,813

Earnings per share
Basic	$0.11	$0.09
Diluted	$0.11	$0.09
Weighted average number of shares
Basic	48,249,588	41,766,404
Diluted	49,724,008	43,271,697

KINGOLD JEWELRY, INC.
CONSOLIDATED STATEMENT  OF CASH FLOWS
(IN US DOLLARS)
(UNAUDITED)

	For the three months ended March 31,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$5,545,560	$4,119,042
Adjusted to reconcile net income to cash provided by (used in) operating activities:
Depreciation	317,121	305,479
Amortization of intangible assets	2,873	2,768
Share based compensation	122,500	-
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	959,184	250,286
Inventories	(25,666,030)	1,530,288
Other current assets and prepaid expenses	61,844	30,409
Deferred offering costs	666,364	-
Value added tax recoverable	(2,695,585)	1,316,753
Increase (decrease) in:
Other payables and accrued expenses	(713,329)	(4,327)
Income tax payable	(167,321)	6,693
Other taxes payable	(473,637)	(173,139)
Net cash provided by (used in) operating activities	(22,040,456)	7,384,252

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(39,500)	(11,217)
Net cash used in investing activities	(39,500)	(11,217)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from stock issuance in public offering	20,144,255	-
Net proceeds from exercise of warrants	49,800
Net cash provided by financing activities	20,194,055	-

EFFECT OF EXCHANGE RATES ON CASH & CASH EQUIVALENTS	(6,265)	(12,952)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,892,167)	7,360,083

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	9,151,536	7,964,120

CASH AND CASH EQUIVALENTS, END OF PERIOD	$7,259,369	$15,324,203

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid for interest expense	$84,750	$116,660
Cash paid for income tax	$2,192,925	$1,349,206

KINGOLD JEWELRY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN US DOLLARS)
(UNAUDITED)

	March 31,	December 31,
	2011	2010
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,259,369	$9,151,536
Accounts receivable	211,716	1,165,760
Inventories	81,665,763	55,426,830
Other current assets and prepaid expenses	10,393	72,215
Deferred offering costs	-	666,364
Value added tax recoverable	6,593,263	3,853,647
Total Current Assets	95,740,504	70,336,352

PROPERTY AND EQUIPMENT, NET	13,162,864	13,332,416

OTHER ASSETS
Other assets	147,421	146,222
Intangible assets, net	505,070	503,824
Total other assets	652,491	650,046
TOTAL ASSETS	$109,555,859	$84,318,814

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Short term loans	$6,108,176	$6,058,486
Other payables and accrued expenses	1,006,044	1,715,431
Income tax payable	2,034,941	2,185,112
Other taxes payable	73,872	545,221
Total Current Liabilities	9,223,033	10,504,250

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 500,000 shares authorized, none issued or outstanding as of March 31, 2011 and December 31, 2010	-	-
Common stock $0.001 par value, 100,000,000 shares authorized, 49,803,666 and 42,531,994 shares issued and outstanding as of March 31, 2011 and December 31, 2010	49,804	42,532
Additional paid-in capital	52,211,115	31,901,832
Retained earnings
Unappropriated	39,011,061	33,744,244
Appropriated	992,884	967,543
Accumulated other comprehensive income	6,050,516	5,409,877
Total Stockholders' Equity	98,315,380	72,066,028

Noncontrolling interest	2,017,446	1,748,536
Total Equity	100,332,826	73,814,564
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$109,555,859	$84,318,814